Exhibit 10.1

EXECUTION COPY

August 4, 2019

Paul J. Bascobert

27 E. 65th Street

New York, New York 10065

Dear Paul:

On behalf of the Board of Directors (the “Board”) of Gannett Co., Inc. (the “Company”), I am pleased to offer you the position of President and Chief Executive Officer of the Company. This offer letter agreement (this “Agreement”) sets forth the principal terms of your employment with the Company.

1.

Position, Duties and Reporting. Effective August 5, 2019 (the “Effective Date”), you will be employed by the Company and serve as the President and Chief Executive Officer of the Company, reporting directly to the Board as the most senior executive of the Company. You will perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in similar executive capacities. You will be appointed to the Board effective as of the Effective Date. Your principal places of employment will be the Company’s offices located in McLean, Virginia and New York, New York; provided, that you will be permitted to perform your services to the Company from other Company offices to the extent appropriate. In your capacity as President and Chief Executive Officer of the Company, you agree to devote your full professional time and attention to the business and affairs of the Company; provided, however, it shall not be a violation of this Agreement for you to manage personal business interests and investments or engage in speaking engagements, charitable and civic activities, so long as such activities do not individually or in the aggregate materially interfere with the performance of your responsibilities under this Agreement.

2.

Employment Status. You will be an “at will” employee and, accordingly, your employment may be terminated by either party at any time for any reason or no reason. You will be subject to all Company policies applicable to senior executives of the Company as in effect from time to time, including, without limitation, ethics policy, insider trading policy, stock ownership guidelines, clawback, and arbitration, as the same shall be made available to you from time to time.

3.	Base Salary. You will be paid a base salary at an annualized rate of $725,000 (“Base Salary”) in accordance with the Company’s regular payroll practices in effect from time to time.

4.

Annual Performance Bonus and Sign-On Bonus. You will be eligible to receive a target annual cash performance bonus of 100% of Base Salary as of the end of the applicable performance year (the “Target Annual Bonus”) based on the achievement of such performance criteria as may be established by the Board or a committee thereof in accordance with the terms of the annual bonus plan applicable to senior executives of the Company as in effect from time to time and in consultation with you; provided, that, for the 2019 calendar year and subject to your continued employment through December 31, 2019, you will receive the Target Annual Bonus at the same time that annual bonuses are paid to senior executives of the Company and, in any event, no later than March 15, 2020.

Within ten (10) days following the Effective Date, you will receive a lump sum cash payment equal to $600,000 (the “Sign-On Bonus”), subject to repayment if your employment is terminated for “Cause” (as defined in the then-applicable severance plan referenced in Section 10 below) or you voluntarily resign your employment (following a Change in Control Transaction (as defined in Section 20 below), only if such voluntary termination is without “Limited Good Reason” (as defined under Section 20 below)), in either case prior to December 31, 2020.

5.

Initial Equity Award. No later than sixty (60) days following the Effective Date, the Board or a committee thereof will grant you an initial equity award covering a target number of shares equal to $3,900,000, divided by the average per-share closing price of Company common stock for the twenty (20) trading days prior to the date of grant (the “Initial Equity Award”) under the Company’s 2015 Omnibus Incentive Plan, as amended (the “Equity Plan”). Forty percent (40%) of the Initial Equity Award will be granted in the form of time-based restricted stock units (the “Initial RSUs”) and sixty percent (60%) of the Initial Equity Award will be granted in the form of performance-based share awards (the “Initial PSAs”). The performance conditions applicable to the Initial PSAs will be determined by the Board in its discretion, and the Initial PSAs and Initial RSUs will otherwise be subject to the standard terms and conditions applicable to equity incentive awards granted to senior executives of the Company; provided, that in the event of your death, disability (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) or your termination of employment by the Company without “cause” (as such term is defined in the Company’s Executive Severance Plan, as may be amended from time to time (the “Executive Severance Plan”)), in each case, other than within two years following the date of a Change in Control Transaction (as defined in Section 20 below), the (a) Initial RSUs shall vest as to a number of shares of Company common stock equal to the product of (i) the number of Initial RSUs multiplied by (ii) a fraction, the numerator of which shall be the number of full calendar months between the date of grant and the date your employment terminated, and the denominator of which shall be the number of full calendar months from the date of grant to the final vesting date (such fraction, the “Proration Multiple”), provided that such resulting number of Initial RSUs shall be reduced by the number of Initial RSUs that vested prior to the date of your termination of employment, and (b) Initial PSAs shall vest as to a number of shares of Company common stock equal to the product of (i) the total target number of Initial PSAs that you would have been entitled to receive had your employment continued through the end of the performance period, multiplied by (ii) the Proration Multiple. Notwithstanding the foregoing, in the event of a “Qualifying Termination” or resignation by you for “Limited Good Reason”, in either case within two years after a “Change in Control Transaction”, the Initial Equity Awards shall vest in full (with the number of shares of common stock subject to any performance-based awards determined as set forth in clause (i) above, and all terms used herein as defined in Section 20 below).

6.

2020 Annual Equity Award. You will receive a long-term equity award with respect to the Company’s 2020 fiscal year with a target grant date value equal to 430% of your then Base Salary in effect upon the date of grant (the “2020 Annual Equity Award”), subject to your employment on such date. The 2020 Annual Equity Award will be granted by the Board or a committee thereof at the same time as other long-term equity awards with respect to the Company’s fiscal year are granted to, and subject to terms and conditions no less favorable than, those applicable to senior executives of the Company. Following the Company’s 2020 fiscal year, you will be eligible to participate in the Equity Plan (or any successor thereto) as in effect from time to time with a mix of performance- and time-based awards as determined by the Board or a committee thereof from time to time.

7.	Paid Time Off. You will be eligible for paid time off in accordance with the policies as periodically established for senior executives of the Company.

8.

Benefits. You will be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and its affiliates on the same basis and terms as are applicable to senior executives of the Company. The Company reserves the right to review, amend and/or terminate its benefit plans and compensation practices from time to time in accordance with their terms.

9.

Business Expenses. Upon submission of proper invoices in accordance with, and subject to, the normal policies and procedures of the Company, you will be entitled to receive prompt reimbursement of all reasonable out-of-pocket business, entertainment and travel expenses by you in connection with the performance of your duties for the Company.

10.

Participation in Severance Plans. Effective as of the Effective Date, the Executive Compensation Committee of the Board (the “Committee”) will recommend to the Board, and the Board will approve, your designation as a “Participant” in the Executive Severance Plan, under which your “Severance Multiple” will be two (2), and, subject to Section 20 below, the Company’s 2015 Change in Control Severance Plan (the “Change in Control Plan”). For purposes of the Change in Control Plan, (i) your “Multiplier” will be two (2), and (ii) if you are eligible to receive the severance benefits and amounts provided in Section 7(b) of the Change in Control Plan prior to January 1, 2020, then the “average annual bonus” described in clause (B) of “Annual Compensation” (within the meaning of Section 7(b)(ii) of the Change in Control Plan) will equal your Target Annual Bonus.

11.

No Conflicts; Indemnification. You have represented to the Company and you hereby further represent that you are not party to any agreement or understanding of any kind, including without limitation any noncompetition or confidentiality agreements, which would in any way restrict or prohibit you from being employed by the Company or its affiliates or performing your duties hereunder. You hereby agree to indemnify, defend and hold the Company harmless from any claims, losses, costs or expenses incurred by the Company or any of its affiliates as a result of your breach of the foregoing representation. You acknowledge that the Company has informed you that you are not to use or cause the use of any confidential or proprietary information from any prior employer in any manner whatsoever in connection with your employment by the Company. During the course of your employment, the Company shall maintain director and officer liability insurance (“D&O Insurance”) under which you shall be covered to the fullest extent permissible under the Company’s D&O Insurance policy or policies.

12.

Notice. For the purposes of this Agreement, notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by one party to another party or, if none, in the case of the Company, to the Company’s headquarters directed to the attention of the Chief Legal Officer of the Company and, if to you, to the most recent address shown in the personnel records of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof.

13.

Withholding. The Company shall be entitled to withhold (or to cause the withholding of) the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to you hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount thereof.

14.

Code Section 409A. The parties intend for the payments and benefits under this Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. If any payments or benefits due to you hereunder would cause the application of an accelerated or additional tax under Section 409A, such payments or benefits shall be restructured in a manner which does not cause such an accelerated or additional tax. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your termination date (or death, if earlier). Notwithstanding anything to the contrary in this Agreement, all (A) reimbursements and (B) in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

15.

Entire Agreement; Certain Acknowledgments and Representations. This Agreement constitutes the entire agreement between you and the Company and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between you and the Company with respect to the subject matter hereof, including without limitation any term sheets or other similar presentations. You acknowledge that you have had an opportunity to review and understand the terms of this Agreement. No statement, representation, warranty or covenant has been made by either party except as expressly set forth herein. This Agreement shall not be altered, modified, or amended except by written instrument signed by each of the parties hereto; provided, however, that annual compensation determinations for 2020 and subsequent years shall be made by the Committee and the Board. You hereby acknowledge that you have read and understand this Agreement, are fully aware of its legal effect, have not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and have entered into this Agreement freely based on your own judgment. You acknowledge that you have had the opportunity to consult with legal counsel of your choice in connection with the drafting, negotiation and execution of this Agreement. You have represented to the Company and you hereby further represent that you have not engaged in sexual harassment and that, to your knowledge, you have not been accused of sexually harassing any person. In the event that your employment with the Company terminates and you do not receive severance benefits under either the Executive Severance Plan or the Change in Control Plan, you acknowledge and agree that you will nonetheless be subject to the restrictive covenants set forth in Exhibit A to the Executive Severance Plan.

16.

Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. The Company may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by you, your beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal personal representatives.

17.

Condition Precedent. The terms provided in this Agreement are subject to the approval of the Committee and the Board, and the offer set forth in this Agreement shall be null and void in the event that such approvals do not occur.

18.

Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia without giving effect to the conflict of law principles thereof.

19.

Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or in .pdf format shall be deemed effective for all purposes.

20.

Change in Control Transaction. Notwithstanding the other provisions of this Agreement, in the event the Company consummates a transaction that results in a “Change in Control” under either, respectively, the Change in Control Plan or the Equity Plan and any awards granted thereunder (a “Change in Control Transaction,” and such arrangements, the “Change in Control Arrangements”), each of you and the Company acknowledge and agree that, for purposes of the Change in Control Arrangements, the definitions of “Good Reason” as provided thereunder shall continue to apply, except to the extent modified as follows: (a) unless fully corrected prior to the date of your termination of employment in accordance with the terms of the Change in Control Arrangements, you shall have “Good Reason” to the extent that, following such transaction and without your written consent, (i) you do not report to either of the chief executive officer or the board of directors of the successor parent of the Company or (ii) your title does not remain that of the Chief Executive Officer of the Company (or any entity with which the Company is merged, whether or not it survives); (b) your principal place of employment and residence shall be deemed to be the Company’s offices in New York, New York; (c) you shall not have “Good Reason” to the extent that your duties, authorities or responsibilities are diminished (i) solely as a result of no longer serving as the chief executive officer of a public company or (ii) by reason of diminishment of your non-operational duties, authorities or responsibilities as in effect prior to the Change in Control Transaction; and (d) you shall be eligible to receive the benefits provided under Section 7(b) of the Change in Control Plan in accordance with its terms (with “Good Reason” defined under the Change in Control Plan, as modified by this Section 20, the “Limited Good Reason”) commencing on the date the Company consummates a Change in Control Transaction (the “Change in Control Date”) and ending on the later to occur of (i) the date that is two years following the Change in Control Date and (ii) the second anniversary of the date of grant of the 2020 Annual Equity Award. To the extent that the Change in Control Date occurs prior to the date of grant of the 2020 Annual Equity Award and your employment is terminated on or after the date of grant of the 2020 Annual Equity Award by reason of your death or disability (within the meaning of Section 409A), or by the Company without “Cause” (as defined in the Change in Control

Plan) (any of the foregoing, a “Qualifying Termination”) or by you for Limited Good Reason, then (x) any time-based awards granted as part of the 2020 Annual Equity Award shall vest or become exercisable, as applicable, as to a number of shares of common stock equal to the product of (i) the number of time-based awards multiplied by (ii) the Proration Multiple, provided that such resulting number of shares of common stock shall be reduced by the number of shares of common stock in respect of time-based awards that vested prior to the date of your termination of employment and (y) any performance-based awards granted as part of the 2020 Annual Equity Award shall vest as to a number of shares of common stock equal to the product of (i) the total target number of such performance-based awards that you would have been entitled to receive had your employment continued through the end of the performance period, multiplied by (ii) the Proration Multiple; provided, however, that if any other executive of the Company (or any successor thereto) is entitled to vest in a greater percentage than as set forth herein in the event of a same or similar post-Change in Control Transaction termination event, then such more favorable vesting percentage shall apply to your 2020 Annual Equity Award. To the extent the Change in Control Date occurs after the date of grant of the 2020 Annual Equity Award, and in 2022, any of a Qualifying Termination or resignation by you for Limited Good Reason occurs, then the 2020 Annual Equity Award shall vest in full (with the number of shares of common stock subject to any performance-based awards determined in the same manner as set forth in clause (y)(i) above).

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Please confirm your agreement to the forgoing by signing the enclosed copy of this letter and returning it to the undersigned.

Very truly yours,

GANNETT CO., INC.

/s/ J. Jeffry Louis
Name: J. Jeffry Louis
Title: Chairman of the Board

Accepted and Agreed to:

/s/ Paul J. Bascobert
Paul J. Bascobert

Date:	8/4/19